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                                                                    Exhibit 4.29


THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

July 19, 2002

____ shares                                                  Warrant No. C2002-1

                                     FORM OF
                              STONEPATH GROUP, INC
                        ADDITIONAL STOCK PURCHASE WARRANT

Registered Owner: _____________________

         This certifies that, for value received, Stonepath Group, Inc., a Delaware corporation (the "Company"), grants the following rights to the Registered Owner, or assigns, of this Warrant:

         1. Definitions. As used in this Warrant, the following terms have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

         "Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

         "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Delaware generally are authorized or required by law or other government actions to close.

         "Cashless Exercise" has the meaning assigned to it in Section 6(b) hereof.

         "Change of Control Transaction" means the occurrence of any of (i) the merger or consolidation of the Company with or into another entity, unless the holders of the Company's securities immediately prior to such transaction or series of transactions continue to hold at least 50% of such securities following such transaction or series of transactions, (ii) a sale, conveyance, lease, transfer or disposition of all or substantially all of the assets of the Company in one or a series of related transactions or (iii) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

         "Closing" has the meaning set forth in Section 1.3 of the Purchase Agreement.

         "Common Stock" means the shares of the Company's Common Stock, par value $.001 per share.

         "Common Stock Deemed Outstanding" means, at any given time, the sum of the number of shares of Common Stock actually outstanding at such time plus the number of shares of Common Stock issuable upon the exercise of all options, rights and warrants and the conversion or exchange of convertible or exchangeable securities outstanding at such time, whether or not such options, rights, or warrants, or convertible or exchangeable securities are actually exercisable, convertible or exchangeable at such time.

         "Company" means Stonepath Group, Inc., a Delaware corporation.

         "Excluded Securities" means (i) shares of Common Stock issued or issuable pursuant to the Purchase Agreement (including the Initial Warrants) and the Warrants, (ii) shares of Common Stock deemed to have been issued by the Company in connection with a transaction set forth on Schedule 5.23 to the Purchase Agreement or (iii) shares of Common Stock (including options and warrants) issuable upon the exercise of any options or warrants outstanding on the date hereof.

         "Exercise Period" has the meaning assigned to it in Section 5 hereof.

         "Exercise Price" has the meaning assigned to it in Section 4 hereof.

         "Initial Warrants" means the warrants issued to the Purchasers at the Closing under the Purchase Agreement.

         "Mandatory Exercise" has the meaning assigned to it in Section 8 hereof.

         "Mandatory Exercise Date" has the meaning assigned to it in Section 8 hereof.

         "OTCBB" means the OTC Bulletin Board of the National Association of Securities Dealers, Inc.

         "Per Share Market Value" means on any particular date (i) the closing bid price per share of the Common Stock on such date on (a) the American Stock Exchange or (b) if the Common Stock is not then listed on the American Stock Exchange, then on such other Subsequent Market on which the Common Stock is then listed or (c) if the Common Stock is not then listed on the American Stock Exchange or any Subsequent Market, then on the OTCBB, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), in each case at the close of business on such date or, if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not then publicly traded, the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the registered owners of a majority of the Underlying Shares and Warrants then outstanding; provided, however, that, after receipt of the determination by such Appraiser, the Company shall have the right to select, in good faith, an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "Purchase Agreement" means that certain Series C Preferred Stock Purchase Agreement, dated March 3, 2000, among the Company and the Purchasers.

         "Purchasers" has the meaning set forth in the Purchase Agreement.

         "Registered Owner" means the Person identified on the face of this Warrant as the registered owner hereof or such Person's assigns.

         "Registration Statement" has the meaning set forth in Section 5.20 of the Purchase Agreement.

         "Subsequent Market" means the NASDAQ SmallCap Market, the NASDAQ National Market, or the New York Stock Exchange .

         "Trading Day(s)" means any day on which the primary market on which shares of Common Stock are listed is open for trading.

         "Underlying Shares" means the shares of Common Stock issuable upon exercise of the Warrants and the Initial Warrants.

         "Warrant(s)" means the warrants issued to the Purchasers pursuant to the Company's letter dated January 19, 2001 (referred to therein as the "Contingent Warrants"), including this warrant.

         "Warrant Shares" has the meaning assigned to it in Section 3 hereof.

         2. Issue. Upon tender to the Company pursuant to Section 6 hereof, the Company, within three (3) Business Days of the date thereof, shall issue to the Registered Owner, or its designee, up to the number of shares specified in
Section 3 hereof of fully paid and nonassessable shares of Common Stock that the Registered Owner, or assigns, is entitled to purchase.

         3. Number of Shares. The total number of shares of Common Stock that the Registered Owner, or assigns, of this Warrant is entitled to receive upon exercise of this Warrant is _____ shares (the "Warrant Shares"), subject to adjustment from time to time as provided herein. The Company shall at all times reserve and hold available out of its authorized and unissued shares of Common Stock or other securities, as the case may be, sufficient shares of Common Stock or other securities to satisfy all conversion, exercise and purchase rights represented by outstanding convertible securities, options and warrants, including this Warrant. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the purchase and the issuance of the shares, shall not have any legend or restrictions on resale, except as required by Section 7.3 of the Purchase Agreement and, subsequent to the effectiveness of the Registration Statement (as defined in the Purchase Agreement), shall be freely tradable.

         4. Exercise Price. The initial per share exercise price of this Warrant, representing the price per share at which each share of Common Stock issuable upon exercise of this Warrant may be purchased, is $1.00, subject to adjustment from time to time pursuant to the provisions of Section 7 hereof (the "Exercise Price").

         5. Exercise Period. This Warrant may be exercised, in whole or in part, from July 19, 2002 through July 18, 2005 (the "Exercise Period"). If not exercised during this period, this Warrant and all rights granted under this Warrant shall expire and lapse.

         6. Tender; Issuance of Certificates.

                          a. This Warrant may be exercised, in whole or in part, by (a) delivery of the applicable Exercise Price for the number of Warrant Shares in respect of which this Warrant is exercisable, (b) delivery of a duly executed Warrant Exercise Form, a copy of which is attached to this Warrant as Exhibit A, properly executed by the Registered Owner, or assigns, of this Warrant and (c) surrender of this Warrant. The number of Warrant Shares so purchased shall be designated on the Warrant Exercise Form and shall be deemed to be issued to the Registered Owner as of the close of business on the date on which this Warrant shall have been surrendered, the completed Warrant Exercise Form shall have been delivered and payment shall have been made for such shares as set forth above. The payment and Warrant Exercise Form must be delivered to the registered office of the Company or of the Company's transfer agent, either in person or as set forth in Section 13 hereof.

                          b. In addition to the exercise of all or a part of this Warrant by payment of the Exercise Price in cash as provided above, and in lieu of such payment, the Registered Owner shall have the right to effect a cashless exercise (a "Cashless Exercise"). In the event of a Cashless Exercise, the Registered Owner may exercise this Warrant in whole or in part by surrendering this Warrant in exchange for the number of shares of Common Stock equal to the product of (i) the number of shares as to which this Warrant is being exercised multiplied by (ii) a fraction, the numerator of which is the Per Share Market Value on such date less the Exercise Price then in effect and the denominator of which is the Per Share Market Value on such date (in each case adjusted for fractional shares as herein provided).

                          c. In lieu of physical delivery of this Warrant, provided the Company's transfer agent is participating in the Depositary Trust Company ("DTC") Fast Automated Securities Transfer
         (FAST) program, upon request of the Registered Owner and in compliance with the provisions hereof, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Warrant Shares to the Registered Owner by crediting the account of the Registered Owner's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to any such electronic transmittals.

                          d. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Warrant Exercise Form, and any cash payments due under Section 15 hereof shall be delivered to the Registered Owner, or its designee, within three (3) Business Days after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the Registered Owner and shall be registered in the name of the Registered Owner or such other name as shall be designated by such Registered Owner. If this Warrant shall have been exercised only in part then, unless this Warrant has expired, the Company shall, at its expense and at the time of delivery of such certificates, deliver to the Registered Owner a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

                  7. Adjustment of Exercise Price.

                           a. Common Stock Dividends; Common Stock Splits; Reclassification. If the Company, at any time while this Warrant is outstanding, (a) shall pay or make a stock dividend on its Common Stock in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares or (c) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, then (i) the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event and (ii) the number of Warrant Shares shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution or, in the case of a subdivision or re-classification, shall become effective immediately after the effective date thereof.

                           b. Rights; Options; Warrants or Other Securities. If the Company, at any time while this Warrant is outstanding, shall fix a record date for the issuance of rights, options, warrants or other securities (collectively, "Rights") to the holders of its Common Stock entitling them to subscribe for or purchase, convert into, exchange for or otherwise acquire shares of Common Stock, or any stock or other securities convertible into or exchangeable for Common Stock for no consideration or for a price per share less than the Exercise Price, then the Exercise Price shall be multiplied by a fraction, the numerator of which shall be (i) the number of shares of Common Stock outstanding immediately prior to such record date plus (ii) the number of shares of Common Stock which the aggregate consideration received by the Company for the issuance of such Rights and the aggregate consideration receivable by the Company upon exercise, conversion, exchange or other acquisition of Common Stock pursuant to such rights would purchase at the Exercise Price, and the denominator of which shall be (i) the number of shares of Common Stock outstanding immediately prior to such record date plus (ii) the number of additional shares of Common Stock offered for subscription, purchase, conversion, exchange or acquisition, as the case may be, pursuant to such Rights. Such adjustment shall be made whenever such rights, options, warrants or other securities are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options, warrants or other securities. However, upon the expiration of any such Rights, the issuance of which resulted in an adjustment in the Exercise Price pursuant to this Section 7(b), if all or any portion of such Rights shall not have been exercised, the Exercise Price shall immediately upon such expiration be increased to the price which it would have been after the issuance of such Rights on the basis of the number of shares of Common Stock (if any) actually purchased upon the exercise of such Rights actually exercised.

                           c. Subscription Rights. If the Company, at any time while this Warrant is outstanding, shall fix a record date for the distribution to holders of its Common Stock of evidence of its indebtedness or assets or rights, options, warrants or other securities entitling them to subscribe for or purchase, convert into, exchange for or otherwise acquire any security (excluding those referred to in Sections 7(a) and (b) above), then in each such case the Exercise Price at which this Warrant shall thereafter be exercisable shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness, rights, options, warrants or other securities so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith, and the denominator of which shall be the Per Share Market Value as of such record date; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by an Appraiser selected in good faith by the registered owners of a majority of the Warrants and Underlying Shares then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select in good faith an additional Appraiser meeting the same qualifications, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                           d. Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                           e. Notice of Adjustment. Whenever the Exercise Price is adjusted pursuant to this Section 7 the Company shall promptly deliver to the Registered Owner a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such notice shall be signed by the chairman, president or chief financial officer of the Company.

                           f. Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock by the Company.

                           g. Change of Control; Compulsory Share Exchange. In case of (A) any Change of Control Transaction or (B) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (each, an "Event"), lawful provision shall be made so that the Registered Owner shall have the right thereafter to exercise this Warrant for shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Event, and the Registered Owner shall be entitled upon such Event to receive such amount of shares of stock and other securities, cash or property as the shares of the Common Stock of the Company into which this Warrant could have been exercised immediately prior to such Event (without taking into account any limitations or restrictions on the exercisability of this Warrant) would have been entitled; provided, however, that in the case of a transaction specified in (A), above, in which holders of the Company's Common Stock receive cash, the Registered Owner shall have the right to exercise this Warrant for such number of shares of the surviving company equal to the amount of cash into which this Warrant is then exercisable, divided by the fair market value of the shares of the surviving company on the effective date of such Event. The terms of any such Event shall include such terms so as to continue to give to the Registered Owner the right to receive the securities, cash or property set forth in this Section 7(g) upon any exercise or redemption following such Event. In any such case appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the Registered Owner after such transaction to the end that the provisions of this Section 7 (including adjustment of the Exercise Price then in effect and the number of Warrant Shares issuable upon exercise of this Warrant) shall be applicable after that Event and be as nearly equivalent as practicable. In the case of an Event specified in (A), above, the successor corporation or other entity (if other than the Company) resulting from such Event, or the Person acquiring the properties and assets, or such other controlling corporation or entity as may be appropriate, shall expressly assume the obligation to deliver the cash, securities or other property which the Registered Owner is entitled to receive hereunder. The provisions of this Section 7(g) shall similarly apply to successive Events.

                           h. Issuances Below Exercise Price. If the Company, at any time while this Warrant is outstanding:

                                       (i) issues or sells, or is deemed to have
                           issued or sold, any Common Stock (other than any Excluded Securities);

                                       (ii) in any manner grants, issues or
                           sells any rights, options, warrants, options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (other than any Excluded Securities) (such rights, options or warrants being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"); or

                                       (iii) in any manner issues or sells any
                           Convertible Securities (other than Excluded
                           Securities);

         for (a) with respect to paragraph (h)(i), above, a price per share, or
         (b) with respect to paragraphs h(ii) or h(iii), above, a price per share (including the consideration per share paid on issuance of the Option or Convertible Securities) for which Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Exercise Price in effect immediately prior to such issuance, sale or grant, then, immediately after such issuance, sale or grant, the Exercise Price shall be reduced to the amount determined by dividing (1) the sum of (x) the product derived by multiplying the Exercise Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the consideration, if any, received or deemed to have been received by the Company upon such issue or sale, by (2) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. No modification of the issuance terms shall be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Options or Convertible Securities. If there is a change at any time in (i) the exercise price provided for in any Options, (ii) the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then immediately after such change the Exercise Price shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed exercise price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Exercise Price then in effect. However, upon the expiration of any such Options or Convertible Securities, the issuance of which resulted in an adjustment in the Exercise Price pursuant to this Section 7(h), if all or any portion of any such Options or Convertible Securities shall not have been exercised, the Exercise Price shall immediately upon such expiration be increased to the price which it would have been after the issuance of such Options or Convertible Securities on the basis of the Company offering for subscription, purchase, conversion, exchange or acquisition only that number of shares of Common Stock (if any) actually purchased upon the exercise of such Options or Convertible Securities actually exercised.

                           i. Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 7(h), the following shall be applicable:

                                       (i) Calculation of Consideration
                           Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor, without deducting any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities listed or quoted on a national securities exchange or national quotation system, in which case the amount of consideration received by the Company will be the arithmetic average of the closing sale price of such security for the five (5) consecutive Trading Days immediately preceding the date of receipt thereof. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities listed or quoted on a national securities exchange or national quotation system will be determined jointly by the Company and the registered owners of a majority of the Underlying Shares and Warrants then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within forty-eight
                           (48) hours of the tenth (10th) day following the Valuation Event by an Appraiser selected in good faith by the Company and agreed upon in good faith by registered owners of a majority of the Underlying Shares and Warrants then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

                                       (ii) Integrated Transactions. In case any
                           Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for an aggregate consideration of $.001.

                           j. Notice of Certain Events. If:

                                       (i) the Company shall declare a dividend
                           (or any other distribution) on its Common Stock;

                                       (ii) the Company shall declare a special
                           nonrecurring cash dividend on or a redemption of its Common Stock;

                                       (iii) the Company shall authorize the
                           granting to the holders of its Common Stock rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;

                                       (iv) the approval of any shareholders of
                           the Company shall be required in connection with any reclassification of the Common Stock or any Change of Control Transaction; or

                                       (v) the Company shall authorize the
                           voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

         then the Company shall cause to be filed at each office or agency maintained for the purpose of exercise of this Warrant, and shall cause to be delivered to the Registered Owner, at least 30 (thirty) calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, or granting of options, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (b) the date on which such reclassification or Change of Control Transaction is expected to become effective or close, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable in connection with such reclassification or Change of Control Transaction; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Nothing herein shall prohibit the Registered Owner from exercising this Warrant during the 30-day period commencing on the date of such notice.

                  k. Rounding. All calculations under this Section 7 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

                  l. Other Events. If any event occurs that would adversely affect the rights of the Registered Owner of this Warrant but is not expressly provided for by Section 7 hereof (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Registered Owner; provided, however, that no such adjustment will increase the Exercise Price.

                  m. Increase in Exercise Price. In no event shall any provision in this Section 7 cause the Exercise Price to be greater than the Exercise Price on the date of issuance of this Warrant.

         8. Mandatory Exercise. If the average Per Share Market Value over the course of any five (5) consecutive Trading Daysduring the Exercise Period is equal to or greater than $7.59, then so long as (i) a registration statement permitting the resale of the Warrant Shares has been declared effective by the Securities and Exchange Commission,and (ii) the Company has a sufficient number of authorized shares of Common Stock reserved for issuance upon full exercise of the Warrants, the Registered Owner shall be required to exercise this Warrant in full (the "Mandatory Exercise") in accordance with the provisions of Section 6 hereof upon written notice from the Company of satisfaction of the foregoing requirements. This Warrant shall be exercised pursuant to the Mandatory Exercise on no later than the thirtieth (30th) Trading Day following the receipt of such notice from the Company (such date that this Warrant is exercised pursuant to the Mandatory Exercise, the "Mandatory Exercise Date").

         9. INTENTIONALLY OMITTED.

         10. Registration on Company Books. This Warrant shall be numbered and shall be registered upon issuance in a warrant register maintained the Company. The Company may deem and treat the Registered Owner of this Warrant as the absolute owner thereof, unless the Registered Owner shall have presented this Warrant to the Company for transfer and the transferee shall have been entered in the register as a subsequent holder. The ownership of this Warrant shall be proven by such register, absent manifest error.

         11. Registration Rights.The Company shall, at its sole cost and expense, file a registration statement with the Securities and Exchange Commission (the "SEC") for the purpose of registering the Warrant Shares for resale by the initial Registered Owner of this Warrant (the "Registration Statement") in accordance with the following provisions:

         (a) The Company shall use its best efforts to file the Registration Statement as promptly as practicable after the date of this Warrant and to have the Registration Statement declared effective by the SEC as shortly thereafter as practicable.

         (b) The Company shall use its best efforts to have the Registration Statement remain effective until the earlier to occur of (i) the last day of the Exercise Period and (ii) the date all Warrants have been exercised or redeemed.

         (c) The Company shall furnish to the initial Registered Owner upon request a reasonable number of copies of the prospectus and any supplement thereto or amendment thereof as may be necessary to facilitate the public sale or other disposition of the Warrant Shares by the initial Registered Owner.

         (d) The Company may at any time and from time to time after the effective date of the Registration Statement suspend the right of the Registered Owner to offer and sell the Warrant Shares by delivering to the Registered Owner a certificate, signed by a senior executive officer of the Company, to the effect that suspension of offer and sale of the Warrant Shares until the such time as the Company can make an appropriate filing with the SEC is necessary in the good faith determination of the Company; provided, that the Company may not so suspend the right of the Registered Owner to offer or sell the Warrant Shares under the Registration Statement for more than thirty (30) days.

         (e) The Company's obligations under this Section are conditioned upon the timely receipt from each registered owner of the Warrants of such information with respect to such registered owner and its ownership and proposed disposition of the Company's securities as may be required for inclusion in the Registration Statement.

         12. Reservation of Underlying Shares; Listing. The Company covenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, free from preemptive rights, solely for the purpose of issue upon exercise of this Warrant as herein provided, such number of shares of the Common Stock as shall then be issuable upon the exercise of all outstanding Warrants into Common Stock. The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of this Warrant upon each national securities exchange or automated quotation system upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant.

         13. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received
(a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 5:00 p.m. Eastern time where such notice is to be received), or the first Business Day following such delivery (if received after 5:00 p.m. Eastern time where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are (i) if to the Company or the Company's transfer agent to the address set forth in the Purchase Agreement (with copies to the Company's counsel), and (ii) if to the Registered Owner to the addresses set forth on the Purchase Agreement (with copies to the Registered Owner's counsel) or such other address as may be designated in writing hereafter, in the same manner, by such Person.

         14. Compliance With Governmental Requirements. The Company covenants that if any shares of Common Stock required to be reserved for purposes of exercise this Warrant requires registration with or approval of any governmental authority under any federal or state law, or any national securities exchange, before such shares may be issued upon exercise, the Company will use its best efforts to cause such shares to be duly registered or approved, as the case may be.

         15. Fractional Shares. Upon any exercise hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Registered Owner shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         16. Payment of Tax Upon Issue of Transfer. The issuance of certificates for shares of the Common Stock upon exercise of this Warrant shall be made without charge to the Registered Owner hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon exercise in a name other than that of the Registered Owner of this Warrant and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         17. Warrants Owned by Company Deemed Not Outstanding. In determining whether the holders of the outstanding Warrants have concurred in any direction, consent or waiver under this Warrant, warrants which are owned by the Company or any other obligor thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided, that any Warrants owned by the Registered Owner shall be deemed outstanding for purposes of making such a determination.

         18. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

         19. No Rights as Stockholder. This Warrant shall not entitle the Registered Owner to any rights as a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent exercised into shares of Common Stock in accordance with the terms hereof.

         20. Certain Actions Prohibited. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Registered Owner in order to protect the exercise privilege of the Registered Owner against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

         21. Shareholder Rights Plan. In the event that the Company shall distribute "poison pill" rights pursuant to a "poison pill" shareholder rights plan (the "Shareholder Rights"), the Company shall, in lieu of making any adjustment pursuant to Section 7 hereof, make proper provision so that each Registered Owner who exercises this Warrant after the record date for such distribution and prior to the expiration or redemption of the Shareholder Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, a number of Shareholder Rights to be determined as follows: (i) if such exercise occurs on or prior to the date for the distribution to the holders of Shareholder Rights of separate certificates evidencing such Shareholder Rights (the "Distribution Date"), the same number of Shareholder Rights to which a holder of a number of shares of Common Stock equal to the number of shares of Common Stock issuable upon such exercise at the time of such exercise would be entitled in accordance with the terms and provisions of and applicable to the Shareholder Rights; and (ii) if such exercise occurs after the Distribution Date, the same number of Shareholder Rights to which a holder of the number of shares into which this Warrant was exercisable immediately prior to the Distribution Date would have been entitled on the Distribution Date, in accordance with the terms and provisions of such Shareholder Rights, and in each case subject to the terms and conditions of the Shareholder Rights.

         22. Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the Registered Owners and its assigns, and shall be binding upon any entity succeeding to the Company by merger or acquisition of all or substantially all the assets of the Company. The Company may not assign this Warrant or any rights or obligations hereunder without the prior written consent of the Registered Owner. The Registered Owner may assign this Warrant without the prior written consent of the Company.

         23. Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, as applied to agreements under seal made, and entirely to be performed, within Delaware, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

         24. Remedies. In the event of a breach by the Company of any of their obligations under this Warrant, the Registered Owner, in addition to being entitled to exercise all rights granted by law and under the Purchase Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Warrant and hereby further agree that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

         25. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company, upon request of the Registered Owner, shall issue and deliver in exchange and substitution for and upon cancellation of such mutilated Warrant (upon surrender thereof), or in the event that this Warrant is lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest upon any indemnification undertaking by the Holder to the Company in customary form as reasonably required by the Company.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first set forth above.

                                                    STONEPATH GROUP, INC.

                                                    By:

                                                    ----------------------------
                                                    Authorized Executive Officer

                                    EXHIBIT A


                              Warrant Exercise Form
                              ---------------------

TO: STONEPATH GROUP, INC.

         The undersigned hereby: (1) irrevocably subscribes for and offers to purchase _______ shares of Common Stock of Stonepath Group, Inc., pursuant to Warrant No. ___ heretofore issued to ___________________ on ____________, ____ ;
(2) encloses either (a) a cash payment of $__________ or (b) a Warrant representing _____ shares of Common Stock valued at the Per Share Market Price of $ _____ on ________, ____, for these shares at a price of $____ per share (as adjusted pursuant to the provisions of the Warrant); and (3) requests that a certificate for the shares be issued in the name of the undersigned, or the undersigned's designee, and delivered to the undersigned, or the undersigned's designee, at the address specified below.


                      Date:                               ______________________

                      Investor Name:                      ______________________

                      Taxpayer Identification Number:     ______________________

                      By:                                 ______________________

                      Printed Name:                       ______________________

                      Title:                              ______________________

                      Address:                            ______________________

                      Cashless Exercise (Y or N):         ______________________

                      Note: The above signature should correspond exactly with the name on the face of this Warrant Certificate or with the name of assignee appearing in assignment form below.

AND, if said number of shares shall not be all the shares purchasable under the within Warrant, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash and delivered to the address stated above.









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